Exhibit 99.1

LookSmart Reports Third Quarter 2010 Results

-Achieves Net Income for Second Consecutive Quarter-

-Net Cash from Operating Activities Was $1.8 Million-

SAN FRANCISCO, November 1, 2010—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the third quarter ended September 30, 2010.

Revenues for the third quarter of 2010 were $11.3 million, compared to $12.5 million in the third quarter of 2009 and $13.0 million in the second quarter of 2010. Net income for the third quarter of 2010 was $0.7 million, or $0.04 per diluted share. This compares to a net loss for the third quarter of 2009 of $1.9 million, or ($0.11) per diluted share. Net income for the second quarter of 2010 was $0.7 million, or $0.04 per diluted share.

Income from continuing operations for the third quarter of 2010 was $0.6 million. This compares to a loss from continuing operations in the third quarter of 2009 of $2.1 million, which includes $0.3 million of severance expense and $0.1 million of expenses related to the evaluation of strategic growth alternatives. Income from continuing operations for the second quarter of 2010 was $0.6 million.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, “Our third quarter results reflect the solid progress we have made in transforming our business this year. We continued to manage our traffic acquisition costs, and delivered net income for the second consecutive quarter. At the beginning of the quarter, we released an important upgrade to our platform that included real-time click quality scoring which allows further optimization of the traffic delivered to our advertisers in order to better meet their performance metrics. As anticipated, this upgrade had a negative impact on our overall revenues; however, customers have expressed satisfaction with the current results of our traffic quality initiative and this enables us to drive revenue without sacrificing traffic quality.”

Dr. Dexmier continued, “With our new optimization techniques combined with our strong existing AdCenter platform, we are well-positioned to capitalize on the large market opportunity. We believe that our turnaround effort is putting the company on a path to growth and sustainable profitability. We will continue to carefully manage our expenses and ensure that we are operating as an efficient organization. We are now focusing on building the longer term value of LookSmart by bringing the necessary talent on board and implementing our strategic initiatives for 2011.”

Revenues from the Company’s Advertiser Network were $10.4 million in the third quarter of 2010, a decrease of 12% from $11.8 million in the third quarter of 2009 and a decrease of 14% from $12.1 million in the second quarter of 2010. Revenues from the Company’s Publisher Solutions were $0.9 million in the third quarter of 2010, an increase of 18% from $0.7 million in the third quarter of 2009 and relatively flat with the second quarter of 2010.

Gross margins from continuing operations increased to 44% in the third quarter of 2010 from 31% in the third quarter of 2009 and from 42% in the second quarter of 2010. The sequential improvement in gross margins reflects the diligent monitoring and adjustments to the Company’s traffic acquisition costs (TAC).

Total operating expenses in the third quarter of 2010 were $4.3 million, which includes $0.2 million of non-cash, share-based compensation. Operating expenses for the third quarter of 2009 were $6.0 million, which includes $0.4 million of non-cash, share-based compensation charges, $0.3 million of severance expense, and $0.1 million of expense related to the evaluation of strategic growth alternatives. Operating expenses for the second quarter of 2010 were $4.9 million, which includes $0.2 million of non-cash, share-based compensation charges. The Company’s improved operating expenses on a year-over-year basis include the benefit of the relocation of headquarters in November 2009.

Non-GAAP net income (net income before discontinued operations and excluding stock based compensation) for the third quarter of 2010 was $0.9 million compared to a non-GAAP net loss of $1.7 million in the third quarter of 2009. Non-GAAP net income for the second quarter of 2010 was $0.7 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the third quarter of 2010 were $0.2 million, compared to $0.6 million in the third quarter of 2009, and $0.3 million in the second quarter of 2010. Depreciation and amortization from continuing operations in the third quarter of 2010 was $0.7 million, compared to $0.7 million in the third quarter of 2009 and $0.8 million in the second quarter 2010.

The Company ended the quarter with $26.8 million in cash, cash equivalents, and investments, a decrease of $0.9 million from $27.7 million at December 31, 2009 and an increase of $1.3 million from $25.5 million at June 30, 2010. This sequential increase is primarily related to our positive operating results for the quarter. Net cash provided by operating activities for the three months ended September 30, 2010 was approximately $1.8 million.

Q3 2010 Key Metrics Performance

•	Total paid clicks for the third quarter of 2010 were 175 million, compared to 219 million for the third quarter of 2009 and 190 million for the second quarter of 2010.

•

Average Advertising Network revenue per click (RPC) for the third quarter of 2010 was $0.059, an increase from $0.054 in the third quarter of 2009 and a decrease from $0.064 in the second quarter of 2010.

•	Traffic acquisition costs (TAC) for LookSmart’s Ad Network decreased to 56.9% from 68.8% in the third quarter of 2009 and 58.1% in the second quarter of 2010.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its third quarter 2010 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Steve Markowski, Chief Financial Officer. To listen to the call from the US, dial 1-877-407-4018; from outside the US, dial 1-201-689-8471. A telephonic replay of the call will be available until Monday, November 15, 2010, 11:59 pm ET. To access the replay from the US, dial 1-877-870-5176 and enter passcode 359678; from outside the US, dial 1-858-384-5517 and enter passcode 359678. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) below:

	Three Months Ended
(000’s)	September 30, 2010 (unaudited)	June 30, 2010 (unaudited)	September 30, 2009 (unaudited)
GAAP net income (loss)	$718	$652	$(1,941)
Add: Stock based compensation from continuing operations	222	163	359
Subtract: Income from discontinued operations	(89)	(85)	(132)

Non-GAAP net income (loss)	$851	$730	$(1,714)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net income (loss) before (a) income from discontinued operations; and (b) share-based compensation expense.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our continued efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may not be able to sustain profitability, that we may not succeed in lowering traffic acquisition costs; that our efforts to increase traffic quality may not be successful; that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Steve Markowski, Chief Financial Officer

415-348-7206

smarkowski@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,297	$22,933
Short-term investments	4,497	4,780

Total cash, cash equivalents and short-term investments	26,794	27,713
Trade accounts receivable, net	3,316	3,990
Prepaid expenses and other current assets	896	847

Total current assets	31,006	32,550
Property and equipment, net	3,411	3,717
Capitalized software and other assets, net	1,871	2,080

Total assets	$36,288	$38,347

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,331	$2,918
Accrued liabilities	3,247	5,477
Deferred revenue and customer deposits	987	1,113
Current portion of capital lease obligations	1,180	1,272

Total current liabilities	7,745	10,780
Capital lease and other obligations, net of current portion	1,146	1,646

Total liabilities	8,891	12,426

Commitment and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at September 30, 2010 and December 31, 2009; Issued and Outstanding: none at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value; Authorized: 80,000 shares and 200,000 shares at September 30, 2010 and December 31, 2009, respectively; Issued and Outstanding: 17,221 shares and 17,145 shares at September 30, 2010 and December 31, 2009, respectively	17	17
Additional paid-in capital	261,607	260,981
Accumulated other comprehensive gain	—	3
Accumulated deficit	(234,227)	(235,080)

Total stockholders’ equity	27,397	25,921

Total liabilities and stockholders’ equity	$36,288	$38,347

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$11,275	$12,543	$37,578	$39,020
Cost of revenue	6,324	8,654	22,885	24,746

Gross profit	4,951	3,889	14,693	14,274

Operating expenses:
Sales and marketing	954	1,474	3,383	4,313
Product development and technical operations	2,181	2,419	7,098	7,517
General and administrative	1,177	1,772	3,613	7,444
Restructuring charge	—	307		536
Impairment charge	—	—		180

Total operating expenses	4,312	5,972	14,094	19,990

Income (loss) from operations	639	(2,083)	599	(5,716)
Non-operating income (loss), net	(10)	10	(8)	86

Income (loss) from continuing operations before income taxes	629	(2,073)	591	(5,630)
Income tax expense	—	—	5	8

Income (loss) from continuing operations	629	(2,073)	586	(5,638)
Income from discontinued operations, net of tax	89	132	267	371

Net income (loss)	$718	$(1,941)	$853	$(5,267)

Net income (loss) per share - Basic
Income (loss) from continuing operations	$0.04	$(0.12)	$0.03	$(0.33)
Income from discontinued operations, net of tax	—	0.01	0.02	0.02

Net income (loss) per share	$0.04	$(0.11)	$0.05	$(0.31)

Net income (loss) per share - Diluted
Income (loss) from continuing operations	$0.04	$(0.12)	$0.03	$(0.33)
Income from discontinued operations, net of tax	—	0.01	0.02	0.02

Net income (loss) per share	$0.04	$(0.11)	$0.05	$(0.31)

Weighted average shares outstanding used in computing basic net income (loss) per share	17,192	17,120	17,165	17,100

Weighted average shares outstanding used in computing diluted net income (loss) per share	17,261	17,120	17,195	17,100